Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 31, 2025 relating to the financial statements of Brookfield Business Corporation (subsequently renamed to Brookfield Business Holdings Corporation) (“BBHC”) and the effectiveness of BBHC's internal control over financial reporting, appearing in the Annual Report on Form 20-F of Brookfield Business Corporation for the year ended December 31, 2024.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

March 31, 2026